Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Residential Funding Mortgage Securities II, Inc. for the registration of Home Equity Loan-Backed Term Notes, Series 2006 HSA2, in the registration statement on Form S-3 (No. 333-110340) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Residential Funding Mortgage Securities II, Inc. dated February 22, 2006, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

New York, New York

February 22, 2006